Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170298

AMERICAN REALTY CAPITAL TRUST III, INC.
SUPPLEMENT NO. 4, DATED JULY 19, 2012
TO THE PROSPECTUS, DATED APRIL 30, 2012

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of American Realty Capital Trust III, Inc. (the “Company,” “our,” “us” or “we”), dated April 30, 2012 (the “Prospectus”), as supplemented by Supplement No. 3, dated July 10, 2012 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in our Prospectus and Supplement No. 3, and should be read in conjunction with the Prospectus and Supplement No. 3. This Supplement No. 4 will be delivered with the Prospectus and Supplement No. 3.

The purpose of this Supplement No. 4 is to, among other things:

•	update the disclosure relating to operating information, including the status of the offering and the shares currently available for sale;
•	disclose our appointment of a lead independent director and other changes to management compensation; and
•	update the disclosure relating to our recent real estate investments and financial obligations.

Status of the Offering

We commenced our reasonable best efforts initial public offering, or IPO, of up to 150.0 million shares of common stock on March 31, 2011. On August 10, 2011, we raised total gross proceeds in the amount of approximately $2.0 million, sufficient to break escrow, broke escrow and issued approximately 0.2 million shares of common stock to our initial investors who were admitted as stockholders. On December 5, 2011, we raised in excess of $75.0 million in aggregate gross proceeds from all investors for shares of our common stock. Accordingly, we are now accepting subscriptions from all states where we have cleared, including subscriptions from residents of Pennsylvania.

As of July 15, 2012, we had acquired 197 single tenant, free standing properties which were 100% leased as of such date. As of July 15, 2012, we had total real estate investments, at cost, of $543.6 million. As of March 31, 2012, we had incurred, cumulatively to that date, approximately $44.5 million in selling commissions, dealer manager fees and other organizational and offering costs for the sale of our common stock and approximately $6.5 million for acquisition costs related to our portfolio of properties.

We will offer shares of our common stock until June 30, 2013, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan, or DRIP, for sale in our IPO.

Furthermore, on June 6, 2012, we notified our selling group members that the average equity raise of $210 million for the past several months suggests that we will reach our maximum offering and close to new investments in September 2012. As we have previously communicated and, in line with its best practices, we will close our offering as originally sized and will not raise additional capital through a follow-on offering.

Shares Currently Available for Sale

As of July 15, 2012, we had received aggregate gross proceeds of $996.1 million consisting of $989.5 million from the sale of 99.6 million shares of common stock and $6.6 million from the DRIP. As of July 15, 2012, there were 100.3 million shares of our common stock outstanding, including restricted stock and shares issued under the DRIP. As of July 15, 2012, there were 50.4 million shares of our common stock available for sale, excluding shares available under our DRIP.

PROSPECTUS UPDATES

Management Compensation

The section “Asset Management Fees” on page 13 of the Prospectus is replaced in its entirety by the following disclosure:

“Asset Management Fees	We will pay American Realty Capital Advisors III, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that the asset management fee shall be reduced by any amounts payable to American Realty Capital Properties III, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments. The asset management fee shall be payable, at the discretion of our Board, in cash, common stock or restricted stock grants, or any combination thereof. The asset management fee will be reduced to the extent that funds from operations FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the distributions paid with respect to such six month period. For purposes of this determination, “FFO” means funds from operations, consistent with NAREIT’s definition of FFO, and FFO, as adjusted, is FFO adjusted to (i) include acquisition fees and related expenses which is deducted in computing FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing FFO.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

The section “Compensation and Restricted Stock Awards for Independent Directors” on page 15 of the Prospectus is replaced in its entirety by the following disclosure:

“Compensation and Restricted Stock Awards to Independent Directors	We pay to our lead independent director a retainer of $55,000 per year in addition to the retainer of $30,000 per year that we pay to all of our independent directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of at least approximately $145,000 and (ii) 9,000 restricted shares of common stock.”
$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.
In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.
Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

The following section is added immediately before the section “Committees of the Board of Directors” on page 65 of the Prospectus:

“Lead Independent Director

Our board of directors has appointed a lead independent director to provide an additional measure of balance, ensure the board’s independence, and enhance the board’s ability to fulfill its management oversight responsibilities. David Gong, the chairman of the audit committee, currently serves as the lead independent director. The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on board of directors’ meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys, and other directors generally between meetings, serves as a representative and speaks on our behalf at external seminars, conferences, in the media and otherwise and otherwise assumes such responsibilities as may be assigned to him by the board.

Our management believes that having a combined chairman and chief executive officer, coupled with a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the board, provides the right leadership structure for us and is best for us and our stockholders at this time.”

The first sentence of David Gong’s biography on page 69 of the Prospectus is replaced in its entirety by the following:

“David Gong was appointed as an independent director of our company in January 2011 and was appointed as the lead independent director in July 2012.”

The section “Compensation of Directors” on page 70 of the Prospectus is replaced in its entirety by the following:

“Compensation of Directors

We pay to each of our independent directors the fees described in the table below. All directors also receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is our employee or an employee of our advisor or any of their affiliates, we do not pay compensation for services rendered as a director.

Our board of directors also may approve the acquisition of real property and other related investments valued at $20,000,000 or less, and in which any portfolio of properties is valued in the aggregate of $75,000,000 or less, via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
Independent Directors(2)	Additional yearly retainer of $55,000 for the lead independent director and $30,000 for each independent director; $2,000 for all meetings personally attended by the directors ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon via electronic board meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.(1)	500,000 shares of common stock will be reserved for future issuance upon the exercise of stock options that may be granted to independent directors pursuant to stock option plan. Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, we have not granted any stock option awards to our independent directors.	Pursuant to our restricted share plan adopted on March 29, 2011, each independent director will receive an automatic grant of 3,000 restricted shares on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. The restricted shares vest over a five year period following the grant date in increments of 20% per annum.
We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:
$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.

(1)	If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).
(2)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.”

The section “Asset Management Fees” beginning on page 84 of the Prospectus is replaced in its entirety by the following disclosure:

“Asset Management Fees	We will pay American Realty Capital Advisors III, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that the asset management fee shall be reduced by any amounts payable to American Realty Capital Properties III, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments.(5) The asset management fee shall be payable, at the discretion of our Board, in cash, common stock or restricted stock grants, or any combination thereof. The asset management fee will be reduced to the extent that funds from operations FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the distributions paid with respect to such six month period. For purposes of this determination, “FFO” means funds from operations, consistent with NAREIT’s definition of FFO, and FFO, as adjusted, is FFO adjusted to (i) include acquisition fees and related expenses which is deducted in computing FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing FFO.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.”

The section “Compensation and Restricted Stock Awards to Independent Directors” beginning on page 86 of the Prospectus is replaced in its entirety by the following:

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
“Compensation and Restricted Stock Awards to Independent Directors	We pay to our lead independent director a retainer of $55,000 per year in addition to the retainer of $30,000 per year that we pay to all of our independent directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of at least approximately $145,000 and (ii) 9,000 restricted shares of common stock.”
$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.
In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.
Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Description of Real Estate Investments

The following disclosure replaces in its entirety the section “Description of Real Estate Investments” beginning on page 120 of the Prospectus:

“DESCRIPTION OF REAL ESTATE INVESTMENTS

We have acquired the following real estate investments through July 15, 2012:

Auto Retail

•	2 Advance Auto Parts stores located in Houston, Texas purchased on September 30, 2011, or Advance Auto I;
•	1 Advance Auto Parts store located in Greenwood, South Carolina purchased on March 9, 2012, or Advance Auto II;
•	1 Advance Auto Parts store located in Auburn, Indiana purchased on March 29, 2012, or Advance Auto III;
•	1 Advance Auto Parts store located in Warren, Ohio purchased on April 12, 2012, or Advance Auto IV;
•	2 Advance Auto Parts store located in Woodbury, New Jersey and Chapin, South Carolina purchased on June 20, 2012, or Advance Auto V;
•	1 Advance Auto Parts store located in Chesterfield, South Carolina purchased on June 27, 2012, or Advance Auto VI; and
•	1 Advance Auto Parts store located in Pasadena, Texas purchased on July 6, 2012, or Advance Auto VII.

Freight

•	1 FedEx Freight distribution facility located in Butte, Montana purchased on September 27, 2011, or FedEx I;
•	1 FedEx Freight distribution facility located in Belmont, New Hampshire purchased on December 29, 2011, 1 FedEx Freight distribution facility located in Blountville, Tennessee purchased on February 3, 2012 and 1 FedEx Freight distribution facility located in Commerce City, Colorado purchased on March 20, 2012, or FedEx II;
•	2 FedEx Ground distribution facilities located in Greenville, North Carolina and Tulsa, Oklahoma purchased on February 22, 2012, or FedEx III;
•	1 FedEx Ground distribution facility located in Kokomo, Indiana purchased on March 16, 2012, or FedEx IV;
•	1 FedEx Ground distribution facility located in Blauvelt, New York purchased on April 5, 2012, or FedEx V;
•	1 FedEx Freight distribution facility located in Grand Rapids, Michigan and 1 FedEx Ground distribution facility located in Bryan, Texas purchased on June 14, 2012 and June 15, 2012, respectively, or FedEx VI; and
•	1 FedEx Ground distribution facility located in Humboldt, Tennessee purchased on July 11, 2012, or FedEx VII.

Pharmacy

•	1 ground leasehold interest in a Walgreens pharmacy located in Staten Island, New York purchased on October 5, 2011 and 1 Walgreens pharmacy located in Maplewood, New Jersey purchased on November 18, 2011, or Walgreens I;
•	1 Walgreens pharmacy located in Coalinga, California purchased on October 11, 2011, or Walgreens II;

•	1 Walgreens pharmacy located in Stevensville, Michigan purchased on November 28, 2011, or Walgreens III;
•	2 Walgreens pharmacies located in Frankfort, Kentucky and Anderson, South Carolina purchased on February 8, 2012 and 4 Walgreens pharmacies located in Wetumpka, Alabama, Shreveport, Louisiana, Greenwood, Missouri and Bryan, Ohio purchased on February 22, 2012, or Walgreens IV;
•	1 Walgreens pharmacy located in Las Vegas, Nevada purchased on May 30, 2012, or Walgreens V;
•	4 Walgreens pharmacies located in Eaton, Ohio and South Carolina (Easley, Greenville and North Charleston) purchased on June 27, 2012, or Walgreens VI; and
•	1 CVS pharmacy located in Franklin, Indiana purchased on March 29, 2012, or CVS I.

Discount Retail

•	11 freestanding Dollar General store properties located in Texas (Roma, Rio Grande City, Progreso and Poteet), Red Level, Alabama, Ohio (Pleasant City, Payne, New Matamoras and Forest), Molino, Florida and Maysville, Missouri purchased on October 31, 2011, or Dollar General I;
•	5 freestanding Dollar General store properties located in Missouri (Licking, King City, Stanberry, Conway and Auxvasse) purchased on November 22, 2011, or Dollar General II;
•	1 freestanding Dollar General store property located in Tarrant, Alabama purchased on December 12, 2011, or Dollar General III;
•	1 freestanding Dollar General store property located in Monroeville, Indiana purchased on December 22, 2011, 1 freestanding Dollar General store property located in Lake Charles, Louisiana purchased on February 29, 2012 and 1 freestanding Dollar General store property located in West Monroe, Louisiana purchased on March 9, 2012, or Dollar General IV;
•	8 freestanding Dollar General store properties located in Pleasant Hill, Tennessee, Lyford, Texas, Wisconsin (Minong, Solon Springs and Mellen), Tuscaloosa, Alabama, St. Clair, Missouri and Grande Ridge, Florida purchased on December 30, 2011 and 1 freestanding Dollar General store property located in Greenfield, Ohio purchased on February 23, 2012, or Dollar General V;
•	3 freestanding Dollar General store properties located in Mississippi (Edwards, Greenville and Walnut Grove) purchased on December 30, 2011, or Dollar General VI;
•	11 freestanding Dollar General store properties located in Louisiana (Choudrant, Mangham, Mt. Hermon and Richwood), North Carolina (Fayetteville, Ocean Isle Beach and Vass) and Virginia (Chesterfield, Danville, Hopewell and Hot Springs) purchased on February 6, 2012 and 1 freestanding Dollar General store property located in Gardner, Louisiana purchased on March 8, 2012, or Dollar General VII;
•	4 freestanding Dollar General store properties located in Iowa (Hampton and Lake Mills), Marthasville, Missouri and Alto Bonito, Texas purchased on February 1, 2012, or Dollar General VIII;
•	2 freestanding Dollar General store properties located in Missouri (Sikeston and Vienna) purchased on February 24, 2012, or Dollar General IX;
•	1 freestanding Dollar General store property located in Altamont, Illinois purchased on March 9, 2012, or Dollar General X;
•	2 freestanding Dollar General store properties located in Michigan (Cadillac and Carleton) purchased on March 16, 2012 and 2 freestanding Dollar General store properties located in Michigan (Durand and Flint) purchased on May 18, 2012, or Dollar General XI;
•	1 freestanding Dollar General store property located in Oran, Missouri purchased on March 30, 2012, or Dollar General XII;

•	1 freestanding Dollar General store property located in Soso, Mississippi purchased on April 12, 2012, 1 freestanding Dollar General store property located in Moorhead, Mississippi purchased on May 1, 2012 and 1 free standing Dollar General store property located in Bergman, Arkansas purchased on July 2, 2012, or Dollar General XIII;
•	2 freestanding Dollar General store properties located in Texas (Como and Gordonville) purchased on April 20, 2012, or Dollar General XIV;
•	6 freestanding Dollar General store properties located in Alabama (Chunchula and Moulton), Nancy, Kentucky and Louisiana (New Iberia, Patterson and Zachary) purchased on April 26, 2012, 1 freestanding Dollar General store property located in Burkeville, Virginia purchased on May 8, 2012, 1 freestanding Dollar General store property located in Lucasville, Ohio on May 16, 2012, 3 freestanding Dollar General store properties located in Birmingham, Alabama, Pacific, Missouri, and Loudonville, Ohio purchased on June 6, 2012, 1 freestanding Dollar General store property located in Springfield, Missouri purchased on June 14, 2012, 1 freestanding Dollar General store property located in Melvindale, Michigan purchased on June 26, 2012, 1 freestanding Dollar General store property located in Silsbee, Texas purchased on July 6, 2012, 1 freestanding Dollar General store property located in New Carlisle, Ohio purchased on July 10, 2012 and 1 free standing Dollar General store property located in Jennings, Missouri purchased on July 13, 2012, or Dollar General XV;
•	1 freestanding Dollar General store property located in Ozark, Missouri purchased on April 16, 2012, 1 freestanding Dollar General store property located in New Haven, Missouri purchased on April 28, 2012 and 1 freestanding Dollar General store property located in Academy, Texas purchased on April 29, 2012, or Dollar General XVI;
•	1 freestanding Dollar General store property located in Natchez, Mississippi purchased on June 12, 2012, or Dollar General XVII;
•	3 freestanding Dollar General store properties located in Mississippi (Hickory, Stonewall and Stringer) purchased on July 2, 2012, or Dollar General XVIII;
•	3 freestanding Dollar General store properties located in Michigan (Bangor, East Jordan and Gaylord) purchased on July 10, 2012, or Dollar General XIX;
•	1 freestanding Dollar General store property located in McMinnville, Tennessee purchased on July 12, 2012, or Dollar General XX;
•	2 freestanding Family Dollar store properties located in Floydada, Texas and Madison, Nebraska purchased on December 30, 2011, 1 freestanding Family Dollar store property located in Stilwell, Oklahoma purchased on January 6, 2012 and 4 freestanding Family Dollar store properties located in North Dakota (Fort Yates, New Town and Rolla) and Martin, South Dakota purchased on January 31, 2012, or Family Dollar I;
•	1 freestanding Family Dollar store property located in Kerens, Texas purchased on February 29, 2012, or Family Dollar II;
•	2 freestanding Family Dollar store properties located in Mississippi (Biloxi and Carriere) purchased on March 30, 2012 and 1 freestanding Family Dollar store property located in Gulfport, Mississippi purchased on May 21, 2012, or Family Dollar III;
•	1 freestanding Family Dollar store property located in Tickfaw, Louisiana purchased on March 30, 2012, 1 freestanding Family Dollar store property located in St. Louis, Missouri purchased on April 2, 2012, 1 freestanding Family Dollar store property located in Chalmette, Louisiana purchased on May 3, 2012, 1 freestanding Family Dollar store property located in D’Iberville, Mississippi purchased on May 21, 2012, 1 freestanding Family Dollar store property located in Caldwell, Texas purchased on May 29, 2012 and 1 free standing Family Dollar store property located in Eagle Lake, Texas purchased on July 6, 2012, or Family Dollar IV; and

•	2 freestanding Family Dollar store properties located in Rangeley, Colorado and Lovelock, Nevada purchased on May 4, 2012, 1 freestanding Family Dollar store property located in Wells, Nevada purchased on May 11, 2012 and 1 freestanding Family Dollar store property located in Hawthorne, Nevada purchased on June 1, 2012, or Family Dollar V.

Government Services

•	1 Social Security Administration building located in Cocoa, Florida purchased on December 13, 2011, or GSA I;
•	1 U.S. Department of Labor building located in Craig, Colorado purchased on December 30, 2011, or GSA II;
•	1 USDA Forest Service building located in Grangeville, Idaho purchased on March 5, 2012, or GSA III;
•	1 U.S. Immigrant and Customs Enforcement Agency building located in Stuart, Florida purchased on March 5, 2012, or GSA IV;
•	1 Social Security Administration building located in Fort Worth, Texas purchased on May 9, 2012, or GSA V;
•	1 Drug Enforcement Administration building located in Springfield, Missouri purchased on May 15, 2012, or GSA VI; and
•	1 USDA Forest Service building located in Springerville, Arizona purchased on July 2, 2012, or GSA VII.

Healthcare

•	1 building located in the Express Scripts headquarters campus in St. Louis, Missouri purchased on January 25, 2012, or Express Scripts I;
•	3 Fresenius medical office buildings located in Michigan (Caro and Jackson) and Kings Mill, Ohio purchased on June 5, 2012 and 1 Fresenius medical office building located in Peru, Indiana purchased on June 27, 2012, or Fresenius Medical I; and
•	1 Fresenius medical office building located in Aurora, Illinois purchased on July 13, 2012, or Fresenius Medical II.

Specialty Retail

•	1 freestanding Tractor Supply store located in Upper Freehold, New Jersey purchased on January 27, 2012, or Tractor Supply I; and
•	1 freestanding Tractor Supply store located in Negaunee, Michigan purchased on June 12, 2012, or Tractor Supply II.

Supermarkets

•	1 freestanding Shaw’s Supermarket store located in Plymouth, Massachusetts purchased on April 18, 2012, or Shaw’s Supermarkets I.

Consumer Products

•	1 freestanding Rubbermaid distribution facility located in Winfield, Kansas purchased on April 25, 2012, or Rubbermaid I; and
•	1 freestanding General Mills facility located in Geneva, Illinois purchased on May 23, 2012, or General Mills I.

Retail Banking

•	29 freestanding Citizens Bank branches located in East Hampton, Connecticut, Delaware (Wilmington (2 locations)), Illinois (Calumet City, Chicago and Olympia Fields), Massachusetts

(Dorchester, Tewksbury and Wilbraham), New Hampshire (Ossipee and Pelham), Marlton, New Jersey, Ohio (Bedford and Parma), Pennsylvania (Carlisle, Grove City (2 locations)), Harrisburg, Lancaster, Lititz, Munhall, New Stanton, Philadelphia, Shippensburg, Slovan, State College, Verona, West Grove and York) purchased on April 26, 2012 and 1 freestanding Citizens Bank branch located in Kutztown, Pennsylvania purchased on May 11, 2012, or Citizens Bank I.

Auto Services

•	1 freestanding Tire Kingdom service center located in Dublin, Ohio purchased on April, 30 2012, or Tire Kingdom I; and
•	1 free standing Big O Tires service center located in Los Lunas, New Mexico purchased on June 1, 2012, or NTW & Big O Tires I and 1 free standing NTW service center located in Morrow, Georgia purchased on June 5, 2012.

Gas/Convenience

•	1 freestanding Circle K gas and convenience store located in Phoenix, Arizona purchased on May 4, 2012, or Circle K I.

Advance Auto Portfolio

Each of the properties are 100% leased to Advance Stores Co., Inc., a wholly owned subsidiary of Advance Auto Parts, Inc. (NYSE: AAP), and all of the leases are guaranteed by Advance Auto Parts, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

Advance Auto Parts, Inc. operates as a retailer of automotive aftermarket parts, accessories, batteries, and maintenance items. The company’s operations are divided into two segments: Advance Auto Parts (AAP) and Autopart International (AI). The AAP segment operates stores which primarily offer auto parts, including, among other items, alternators, batteries, chassis parts, clutches, engines and engine parts, radiators, starters and transmissions.

The following table provides, for each of the properties, information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Advance Auto I	2	Oakley Investments, LLC and Coit Properties, LLC	$3.1 million	8.02%	9.8	None	None	13,471	$0.3 million/ $18.71
Advance Auto II	1	Torrey Realty Holdings, Inc. (90.0%) and G. Andrew Graham III Trust (10.0%)	$1.0 million	8.25%	9.8	None	Two 5-year options	8,075	$0.1 million/ $9.91
Advance Auto III	1	Lamp Lite Investments, LLC	$1.9 million	8.10%	10.0	One-time 5% escalation in Year 11	Three 5-year options	7,000	$0.2 million/ $21.86
Advance Auto IV	1	Various	$1.0 million	8.27%	9.7	None	Two 5-year options	7,000	$0.1 million/ $11.29
Advance Auto V	2	Various	$4.0 million	7.76%	10.4	None	Three 5-year options	14,000	$0.3 million/ $22.14
Advance Auto VI	1	Leo Branton, Jr. and Geraldine Branton Revocable Trust	$1.0 million	8.12%	10.9	None	Three 5-year options	5,000	$0.1 million/ $16.20
Advance Auto VII	1	Philip M. Nachman, L.C.	$1.7 million	8.00%	10.7	None	Three 5-year options	6,759	$0.1 million/ $20.42

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

FedEx Portfolio

Each of the FedEx distribution facilities are 100% leased to FedEx Freight, Inc. or FedEx Ground Package System, Inc., each a wholly owned subsidiary of FedEx Corp. (NYSE: FDX). All of the leases to FedEx Freight, Inc. and the lease to FedEx Ground Package System, Inc. in Blauvelt, New York are guaranteed by FedEx Corp., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing and may seek to obtain financing on the other properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

FedEx Freight, a wholly owned subsidiary of FedEx Corp., specializes in less-than-truckload transportation services throughout the United States, Canada, Mexico, Puerto Rico, Central and South America, the Caribbean, Europe, and Asia.

FedEx Ground, a wholly owned subsidiary of FedEx Corp., is North America’s second largest provider of small-package ground delivery service.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
FedEx I	1	William Charles, Ltd.	$8.9 million	7.80%	14.9	None	Two 5-year options	45,832	$0.7 million/ $15.21
FedEx II	3	Setzer Properties, LLC	$45.8 million	7.44%	11.2	None	Two 5-year options	221,837	$3.4 million/ $15.37
FedEx III	2	The Westmoreland Company, Inc.	$18.4 million	7.79%	9.6	None	Two 5-year options	227,962	$1.4 million/ $6.28
FedEx IV	1	Scannell Properties #120, LLC	$4.2 million	7.93%	9.9	None	Two 5-year options	63,092	$0.3 million/ $5.25
FedEx V	1	SunCap Orangetown, LLC	$46.5 million	7.89%	14.8	Escalation of 5% at Year 6 and 11 of lease term	Two 5-year options	142,139	$3.7 million/ $25.81
FedEx VI	2	Setzer Properties, LLC	$15.3 million	7.44%	12.6	None	Two 5-year options	119,803	$1.1 million/ $9.52
FedEx VII	1	Bowmar, LLC	$5.3 million	7.79%	10.1	None	Two 5-year options	74,707	$0.4 million/ $5.56

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Set forth below are summary financial statements of the parent guarantor to the lessees of the FedEx Freight distribution facilities and the Blauvelt, New York FedEx Ground distribution facility described above. FedEx Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding FedEx Corp. are taken from such filings:

	Year Ended
(Amounts in Millions)	May 31, 2012 (Audited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)
Consolidated Statements of Income
Revenues	$42,680	$39,304	$34,734
Operating income	3,186	2,378	1,198
Net income	2,032	1,452	1,184

(Amounts in Millions)	May 31, 2012 (Audited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)
Consolidated Balance Sheets
Total assets	$29,903	$27,385	$24,902
Long-term debt	1,250	1,667	1,668
Total common stockholders’ investment	14,727	15,220	13,811

Walgreens Portfolio

Each of the properties are 100% leased to Walgreen Co. (NYSE: WAG) or a subsidiary of Walgreen Co., in which case such leases are guaranteed by Walgreen Co., which carries an investment grade credit rating as determined by major credit rating agencies. The tenant leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The ground leases are net whereby we, as the ground lessee, are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain additional financing on other properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides, for each of the properties, information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and revenue options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Walgreens I	2	Various	$12.8 million	6.99%	23.8	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	23,527	$0.9 million/ $38.04
Walgreens II	1	Interra (Coalinga), LLC	$4.6 million	7.10%	21.7	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,820	$0.3 million/ $22.06
Walgreens III	1	Preferred – Stevensville, LLC	$4.9 million	7.40%	20.9	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,820	$0.4 million/ $24.63
Walgreens IV	6	Various	$28.0 million	7.00%	19.4	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	87,659	$2.0 million/ $22.35

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Walgreens V	1	Durango Diamond Trails, LLC	$8.7 million	7.21%	22.1	Escalation of 10% at Year 11 of the lease term	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,736	$0.6 million/ $42.41
Walgreens VI	4	Various	$20.9 million	6.60%	20.3	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	58,410	$1.4 million/ $23.61

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Set forth below are summary financial statements of the parent guarantor to the lessees of the Walgreens stores described above. Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

(Amounts in Millions)	Nine Months Ended May 31, 2012 (Unaudited)	Year Ended
		August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Statements of Net Earnings
Net sales	$54,560	$72,184	$67,420	$63,335
Operating income	2,878	4,365	3,458	3,247
Net earnings	1,774	2,714	2,091	2,006

(Amounts in Millions)	May 31, 2012 (Unaudited)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,199	$27,454	$26,275	$25,142
Long-term debt	2,387	2,396	2,389	2,336
Total liabilities	12,159	12,607	11,875	10,766
Total stockholders’ equity	15,040	14,847	14,400	14,376

CVS Caremark Portfolio

The property is 100% leased to CVS Caremark Corporation (NYSE: CVS) and the lease is guaranteed by CVS Caremark Corp., which carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby we, as the landlord, will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent.

We may seek to obtain financing on this property post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
CVS I	1	Victoria Land Partners, LP	$3.4 million	7.64%	7.9	6% fixed annual escalations commencing in the 16th year of the lease term	Four 5-year options	10,125	$0.3 million/ $25.78

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Dollar General Portfolio

Each of the properties are 100% leased to a wholly owned subsidiary of Dollar General Corp. (NYSE: DG), and all of the leases are guaranteed by Dollar General Corp., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of its common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

Dollar General Corp. is the largest small-box discount retailer in the United States. Dollar General Corp.’s stores offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.

The following table provides, for each of the properties, information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General I	11	Various	$12.5 million	8.22%	13.8	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Four 5-year options	109,349	$1.0 million/ $9.36
Dollar General II	5	Overland Properties, LLC	$4.5 million	8.44%	14.1	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	45,156	$0.4 million/ $8.42

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General III	1	Tarrant GD, LLC	$1.3 million	8.24%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,714	$0.1 million/ $10.08
Dollar General IV	3	Various	$3.3 million	8.24%	14.9	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	27,063	$0.3 million/ $10.05
Dollar General V	9	Various	$9.1 million	8.27%	14.3	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Four 5-year options	85,366	$0.8 million/ $8.86
Dollar General VI	3	DG Walnut Grove, LLC	$2.7 million	8.58%	14.9	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	27,439	$0.2 million/ $8.42
Dollar General VII	12	Various	$12.9 million	8.32%	14.5	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Three to Five 5-year options	109,750	$1.1 million/ $9.79
Dollar General VIII	4	RSBR Investments, LLC	$4.0 million	8.33%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Three to Five 5-year options	37,870	$0.3 million/ $8.85
Dollar General IX	2	RSBR Investments, LLC	$2.2 million	8.31%	14.6	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	19,592	$0.2 million/ $9.49
Dollar General X	1	DG Partners, LLC	$1.3 million	8.47%	15.1	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,640	$0.1 million/ $9.96

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General XI	4	Midwest DG Properties, LLC	$4.2 million	8.32%	14.8	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	36,154	$0.4 million/ $9.68
Dollar General XII	1	RSBR Investments, LLC	$1.0 million	8.30%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,566	$0.1 million/ $7.76
Dollar General XIII	3	Various	$2.6 million	8.41%	14.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	27,484	$0.2 million/ $8.04
Dollar General XIV	2	HP Investments, LLC	$1.8 million	8.76%	15.0	None	Three to Five 5-year options	18,052	$0.2 million/ $8.81
Dollar General XV	16	Various	$20.6 million	8.15%	14.8	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	161,601	$1.7 million/ $10.40
Dollar General XVI	3	Various	$3.1 million	8.33%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Three to Five 5-year options	27,226	$0.3 million/ $9.55
Dollar General XVII	1	DG Natchez, LLC	$1.0 million	8.59%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	9,234	$0.1 million/ $9.10
Dollar General XVIII	3	Various	$2.7 million	8.21%	14.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	27,530	$0.2 million/ $8.06
Dollar General XIX	3	Midwest DG Properties, LLC	$3.0 million	8.45%	14.9	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	27,078	$0.3 million/ $9.49

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General XX	1	Montgomery G. Turner, Sr.	$0.9 million	8.31%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Three 5-year options	9,229	$0.1 million/ $8.45

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.
(2)	Two leases do not contain rental escalations.

Set forth below are summary financial statements of the parent guarantor to the lessees of the Dollar General stores described above. Dollar General Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Dollar General Corp. are taken from such filings:

(Amounts in Thousands)	For the 13 Weeks Ended May 4, 2012 (Unaudited)	February 3, 2012 (Audited)	Fiscal Year Ended
			January 28, 2011 (Audited)	January 29, 2010 (Audited)
Consolidated Condensed Statements of Income
Net sales	$3,901,205	$14,807,188	$13,035,000	$11,796,380
Operating profit	384,324	1,490,804	1,274,065	953,258
Net income	213,415	766,685	627,857	339,442

(Amounts in Thousands)	May 4, 2012 (Unaudited)	February 3, 2012 (Audited)	January 28, 2011 (Audited)	January 29, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$9,770,208	$9,688,520	$9,546,222	$8,863,519
Long-term obligations	2,880,920	2,617,891	3,287,070	3,399,715
Total liabilities	5,178,776	5,020,025	5,491,743	5,473,221
Total shareholders’ equity	4,591,432	4,668,495	4,054,479	3,390,298

Family Dollar Portfolio

Each of the properties are 100% leased to a wholly owned subsidiary of Family Dollar, Inc. (NYSE: FDO), and all of the leases are guaranteed by Family Dollar, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

Family Dollar Stores, Inc. is a regional chain of variety stores in the United States that opened its first location in 1959. The company currently operates a chain of general merchandise retail discount stores, providing consumers with a selection of low-priced merchandise in neighborhood stores.

The following table provides, for each of the properties, information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Family Dollar I	7	Various	$6.9 million	9.09%	8.9	None	Five to Six 5-year options	59,960	$0.6 million/ $10.44
Family Dollar II	1	Woodstock Investments, LLC	$0.9 million	9.19%	9.9	None	Six 5-year options	8,000	$0.1 million/ $9.88
Family Dollar III	3	Executive Holdings, LLC	$2.9 million	9.04%	10.5	None	Six 5-year options	24,640	$0.3 million/ $10.71
Family Dollar IV	6	Various	$5.9 million	8.99%	9.3	None	Four to Six 5-year options	50,398	$0.5 million/ $10.54
Family Dollar V	4	Various	$3.9 million	9.10%	9.4	None	Five 5-year options	32,306	$0.4 million/ $11.08

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Government Services Portfolio

Each of the properties are 100% leased to the United States, which carries an investment grade credit rating as determined by major credit rating agencies. The leases are modified gross leases, whereby the tenant is required to pay a proportionate share of certain other costs associated with the property, such as property taxes, utilities, insurance and maintenance, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
GSA I	1	Hoover Property Management #1, LLC	$2.0 million	8.41%	8.2	None	None	6,255	$0.1 million/ $26.54

GSA II	1	415 Green St, Inc.	$1.6 million	8.60%	8.9	None	One 5-year option; lease term is 15 years; however, tenant has option to terminate after 10 years	4,328	$0.1 million/ $31.19

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
GSA III	1	Grangeville Investments, LLC	$7.3 million	7.96%	10.7	None	One 5-year option	35,311	$0.6 million/ $16.47
GSA IV	1	Hoover Property Stuart, LLC	$4.9 million	8.26%	9.0	None	None	18,712	$0.4 million/ $21.43
GSA V	1	Various	$5.5 million	8.04%	8.7	None	Lease term is 15 years; however, tenant has the option to terminate after 10 years	15,915	$0.4 million/ $27.77
GSA VI	1	Karchmer, Inc.	$3.1 million	8.22%	9.5	10.66% fixed escalation commencing in Year 6 of the lease term	Lease term is 15 years; however, tenant has the option to terminate after 10 years	12,187	$0.3 million/ $21.09
GSA VII	1	1403 East 2nd Ave., LLC	$3.5 million	7.41%	14.1	None	None	21,000	$0.3 million/ $12.43

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Express Scripts

The property is 100% leased to Express Scripts, Inc. (NASDAQ: ESRX), which has an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Express Scripts I	1	4400 N. Hanley, LLC	$42.6 million	7.85%	10	Annual rental escalations of 1%	Two 5-year options	234,600	$3.2 million/ $13.64

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Fresenius Medical Care

The properties are 100% leased to Fresenius Medical Care, a wholly-owned subsidiary of Fresenius Medical Care AG & Co. (NYSE: FMS). The leases are guaranteed by Fresenius Medical Care Holdings, Inc., a wholly-owned subsidiary of Fresenius Medical Care AG& Co. The leases are net whereby we, as landlord, will be responsible for maintaining the roof and structure of the building, and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We may seek to obtain financing post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Fresenius Medical I	4	Various	$7.9 million	9.00%	10.9	Rental escalations of 10% every five years; and, 0.8% in Year 2 and 1% in Years 3 – 15 (1 property)	Three 5-year options; 1 10-year option and 1 5-year option (1 property)	27,307	$0.7 million/ $26.11
Fresenius Medical II	1	Elias Taplin, LLC	$3.2 million	8.16%	11.9	Rental escalations of 0.8% in each year from years 1 – 10; 1.0% annual increases from years 11 – 15	Three 5-year options	9,304	$0.3 million/ $28.48

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Tractor Supply

The properties are 100% leased to Tractor Supply Company (NASDAQ: TSCO). The leases are net whereby we, as landlord, will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no assurance that we will be able to obtain additional financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Tractor Supply I	1	TKC CXXXI, LLC	$5.3 million	8.32%	14.3	Rental escalations of 10% every five years	Four 5-year options	19,097	$0.4 million/ $23.16
Tractor Supply II	1	Canal Crossings, LLC	$2.8 million	8.53%	12.8	Rental escalations of 10% every five years	Four 5-year options	15,097	$0.2 million/ $15.76

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Shaw’s Supermarkets

The property is 100% leased to Shaw’s Supermarkets, Inc. which is a wholly owned subsidiary of Supervalu, Inc. (NYSE: SVU), and the lease is guaranteed by New Albertson’s, Inc., a wholly owned subsidiary of Supervalu, Inc. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no assurance that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Shaw’s Supermarket I	1	AG-WP Plymouth, LLC	$5.8 million	8.92%	8.9	Rental escalation of 4.6% commencing Year 16 of the lease term	Five 5-year options	59,766	$0.5 million/ $8.58

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Rubbermaid

The property is 100% leased to Rubbermaid, Inc., a wholly owned subsidiary of Newell Rubbermaid, Inc. (NYSE: NWL), and the lease is guaranteed by Newell Rubbermaid, Inc. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Rubbermaid I	1	Insite Winfield, LLC	$23.1 million	7.73%	10.7	Rental escalations of 10% in 2015 and 2020	Two 5-year options	660,820	$1.8 million/ $2.70

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

General Mills

The property is 100% leased to General Mills Operations, LLC, a wholly owned subsidiary of General Mills, Inc. (NYSE: GIS), and the lease is guaranteed by General Mills, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
General Mills I	1	Geneva Realty, LLC	$33.1 million	7.73%	11.4	Annual rental escalations of 10% commencing 2018	Three 5-year options	359,499	$2.6 million/ $7.12

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Citizens Bank

Each of the properties in Pennsylvania is leased to Citizens Bank of Pennsylvania and all the other properties are leased to wholly owned subsidiaries of RBS Citizens, N.A., both of which are wholly owned subsidiaries of Royal Bank of Scotland Group, plc (NYSE: RBS), which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the properties with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Citizens Bank I	30	Inland American CFG Portfolio, LLC	$27.4 million	7.52%	10.2	1% fixed annual escalations in Year 2 through 15 of the lease term	Four 5-year options	83,642	$2.1 million/ $24.64

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Tire Kingdom

The property is 100% leased to Tire Kingdom, a wholly owned subsidiary of TBC Corporation, which is a wholly owned subsidiary of Sumitomo Corporation of America, which carries an investment grade credit rating as determined by major credit rating agencies. TBC Corporation guarantees the lease. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Tire Kingdom I	1	W Realty Co. Ltd.	$1.7 million	9.17%	11.3	Rental escalations of 10% at Year 11 and 16 of lease term	Three 5-year options	6,656	$0.2 million/ $23.29

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

NTW & Big O Tires

The properties are 100% leased to NTW, Inc. and Big O Development, Inc. and guaranteed by TBC Corporation, which is a wholly owned subsidiary of Sumitomo Corporation of America, which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
NTW & Big O Tires I	2	Various	$4.0 million	7.75%	11.6	Rental escalations in Years 6 and 11 of lease term based on CPI capped at 10%; Rental escalations in Years 6, 11 and 16 of lease term based on the lesser of two times CPI or 10%(2)	Two and Four 5-year options	17,159	$0.3 million/ $18.18

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.
(2)	Consumer price index, or CPI

Circle K

The property is 100% leased to Circle K Stores, Inc., which is a wholly owned subsidiary of Alimentation Couche-Tard, Inc. and the lease is guaranteed by Alimentation Couche-Tard, Inc., which carries an investment grade credit rating as determined by a major credit rating agency. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, we funded the acquisition of the property with proceeds from the sale of our common stock. We may seek to obtain financing on the properties post-closing. However, there is no assurance that we will be able to obtain financing on terms we believe are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Circle K I	1	Sunset Enterprise Trust	$1.9 million	7.69%	12.0	Rental escalations of 5% at Years 6, 11 and 16 of the lease term	One 3-year option, four 5-year options and two 10-year options	2,680	$0.1 million/ $54.85

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Financial Obligations

Bank of Texas Loan

In November 2011, we, through our indirect wholly owned subsidiaries, entered into a mortgage loan in an amount equal to $5.1 million with BOKF, NA, or Bank of Texas, to provide post-acquisition financing for The FedEx I property. The loan has a 5-year term. The loan requires monthly interest payments with the principal balance due on the maturity date in October 2016.

The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with the Bank of Texas, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.70%.

The loan may be prepaid, from time to time and at any time, in whole or in part, without the payment of any premium or fee. The loan is guaranteed by our operating partnership, American Realty Capital Operating Partnership III, L.P.

Citigroup Loan

In January 2012, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $15.1 million in connection with the first tranche of a $54.3 million two-tranche mortgage loan agreement with Citigroup Global Markets Realty Corp. to provide the post-acquisition financing for 48 properties previously acquired. This first tranche provided the post-acquisition financing for 17 of the previously acquired properties.

In April 2012, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $39.2 million in connection with the second tranche of the $54.3 million two-tranche mortgage loan agreement with Citigroup Global Markets Realty Corp. to provide the post-acquisition funding for 48 properties previously acquired. This second tranche provided the post-acquisition financing for 31 of the previously acquired properties.

The loan has a 10-year term. The loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in May 2022. Each tranche of the loan bears interest at a per annum fixed rate of 6.048%. The mortgages for each of the properties are cross-collateralized with one another and in the event that we default on one of the mortgages, the lender may look to the other properties as collateral.

The loan may be prepaid beginning three months prior to the maturity date of the loan, in whole or in part, and, in connection with a partial prepayment, a premium equal to the greater of (a) 1.0% of the amount prepaid and (b) an amount equal to (A) the present value of the scheduled monthly payments of principal and interest from the date of such prepayment to the maturity date multiplied by (B) a fraction equal to the amount prepaid divided by the outstanding principal balance. The loan is guaranteed by our operating partnership, American Realty Capital Operating Partnership III, L.P.

Wells Fargo Loans

Four Property Loan

In January 2012, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $24.4 million in connection with the first tranche of a two-tranche $48.5 million term loan with Wells Fargo Bank, National Association, or Wells Fargo, to provide post-acquisition financing for the Express Scripts I property and one of the distribution facilities in the FedEx II property.

In April 2012, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $24.1 million in connection with the second tranche of the $48.5 million term loan with Wells Fargo to provide post-acquisition financing for the remaining distribution facilities in the FedEx II property.

The loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The loan bears interest at a per annum rate of 3.75% that is fixed through the use of interest rate hedging instruments. The loan requires monthly interest-only payments with the principal balance due on the maturity date in February 2017.

After the last day of the interest accrual period following the 36th month of the term of the loan, the loan may be prepaid from time to time and at any time, in whole or in part, subject to a premium equal to 0.25% of the outstanding principal balance of the loan or, in connection with a partial prepayment of the loan, the principal amount of the loan being prepaid. Upon payment on the maturity date, we are also required to pay an exit fee equal to 0.25% of the outstanding principal balance upon final payment of the loan. The loan is guaranteed by our operating partnership, American Realty Capital Operating Partnership III, L.P.

22 Property Loan

In February 2012, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $36.6 million in connection with the first tranche of a two-tranche $41.4 million term loan with Wells Fargo to provide post-acquisition financing for 22 properties previously acquired.

The loan will be funded in two tranches. The loan has a 5-year term. The loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in March 2017. Each tranche of the loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Wells Fargo, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.755%. The mortgages for each of the properties are cross-collateralized with one another and in the event that we default on one of the mortgages, the lender may look to the other properties as collateral. The loan may be prepaid, beginning 36 months after the closing of the loan, from time to time and at any time, in whole or in part, with the payment of an exit fee equal to 0.25% of the outstanding loan amount. The loan is guaranteed by our operating partnership, American Realty Capital Operating Partnership III, L.P.

Potential Property Investments

The acquisition of each property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report, tenant rental income, unit-level store performance, property location, visibility and access, age of the property, physical condition and curb appeal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including trade area population and average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

We will decide whether to acquire properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;
•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and
•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant lease information.

Our advisor will identify properties as potential suitable investments for us. The acquisition of any such properties is subject to a number of conditions. A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.”